[AMEREN LOGO]


NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT OF
AMEREN CORPORATION



      Time:     9:00 A.M.
                Tuesday
                April 25, 2000


      Place:    Powell Symphony Hall
                718 North Grand Boulevard
                St. Louis, Missouri




IMPORTANT

     Admission to the meeting will be by ticket only. If you plan to attend, please check the appropriate box on the proxy. Persons without tickets will be admitted to the meeting upon verification of their stockholdings in the Company.





     Please vote, date, sign, and return the enclosed proxy in the accompanying reply envelope even if you own only a few shares. If you attend the meeting and want to change your proxy vote, you can do so by voting in person at the meeting.

AMEREN CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of

        AMEREN CORPORATION


     We will hold the Annual Meeting of Stockholders of Ameren Corporation at Powell Symphony Hall, 718 North Grand Boulevard, St. Louis, Missouri, on Tuesday, April 25, 2000, at 9:00 A.M., for the purposes of

      (1)electing directors of the Company for terms ending in April 2001;

      (2)considering a stockholder proposal relating to releases from the Callaway Plant;

      (3)considering a stockholder proposal relating to cumulative voting; and

      (4)acting on other proper business presented to the meeting.

     If you owned shares of the Company's Common Stock at the close of business on March 6, 2000, you are entitled to vote at the meeting and at any adjournment thereof.

     To assure that your shares are represented at this meeting, please vote, date, sign, and return the enclosed proxy in the enclosed envelope. The prompt return of your proxy will reduce expenses.

By order of the Chairman and the Board of Directors.



                                    STEVEN R. SULLIVAN
                                    Secretary



St. Louis, Missouri
March 16, 2000

PROXY STATEMENT OF AMEREN CORPORATION
(First sent or given to stockholders March 16, 2000)

Principal Executive Offices:
One Ameren Plaza
1901 Chouteau Avenue, St. Louis, MO 63103

     The enclosed proxy is solicited by the Board of Directors of Ameren Corporation (the "Company" or "Ameren") for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 25, 2000, and at any adjournment thereof.

     As a result of a merger effective December 31, 1997 (the "Merger"), the Company is a holding company, the principal subsidiaries of which are Union Electric Company, d/b/a AmerenUE ("Union Electric"), Central Illinois Public Service Company, d/b/a AmerenCIPS ("CIPS"), and Ameren Services Company.


                                     VOTING

     The accompanying proxy represents all shares registered in the name(s) shown thereon, including shares in the Company's DRPlus Plan. Participants in the Ameren Corporation Savings Investment Plans will receive separate proxies for shares in such plans.

     Only stockholders of record at the close of business on the Record Date, March 6, 2000, are entitled to vote at the meeting. The voting securities of the Company on such date consisted of 137,215,462 shares of Common Stock. In order to conduct the meeting, a majority of the outstanding shares entitled to vote must be represented.

     A proxy can be revoked by delivering either a written revocation or a signed proxy bearing a later date to the Secretary of the Company or by voting in person at the meeting.

     Returned proxies which are properly marked and signed will be voted as directed. If you sign the proxy but do not make specific choices, your shares will be voted as recommended by the Board - FOR the Board's nominees for Director; AGAINST Item 2; and AGAINST Item 3. On any other matters, the named proxies will use their discretion.

     In determining whether a quorum is present at the meeting, shares registered in the name of a broker or other nominee, which are voted on any matter, will be included. In tabulating the number of votes cast, withheld votes, abstentions, and non-votes by banks and brokers are not included.

     The Board of Directors has adopted a confidential voting policy for proxies.


                             ITEMS TO BE CONSIDERED

Item (1):  Election of Directors

     Fourteen directors are to be elected at the meeting, to serve until the next annual meeting of stockholders and until their successors are elected and qualified. The nominees designated by the Board of Directors are listed below with information about their principal occupations and backgrounds.

WILLIAM E. CORNELIUS

Retired Chairman of the Board of Directors and Chief Executive Officer of Union Electric. Mr. Cornelius joined Union Electric in 1962, held several management positions, and became President in 1980. In 1988 he was elected Chairman of the Board and served in that capacity until his retirement in 1994. He is a member of the Executive and Contributions Committees of the Board of Directors. Director of the Company since 1997. Other directorships: GenAmerica Corporation.
Age: 68.

CLIFFORD L. GREENWALT

Retired Vice Chairman of the Company and retired President and Chief Executive Officer of CIPSCO Incorporated and CIPS. Mr. Greenwalt joined CIPS in 1963, was elected a senior vice president in 1980, and was named President and CEO in 1989. Mr. Greenwalt is a member of the Executive and Contributions Committees of the Board. Director of the Company since 1997. Other directorships: National City Corporation and its subsidiary, National City Bank of Michigan/Illinois.
Age: 67.

THOMAS A. HAYS

Retired Deputy Chairman of The May Department Stores Company, a nationwide retailing organization. Mr. Hays joined the May organization in 1969. He served as Vice Chairman from 1982 to 1985 and President from 1985 to 1993, when he became Deputy Chairman. He is a member of the Executive and Human Resources Committees of the Board. Director of the Company since 1997. Other directorships: Leggett & Platt Incorporated; Payless Shoe Source, Inc. Age: 67.

RICHARD A. LIDDY

Chairman, President, and Chief Executive Officer of GenAmerica Corporation, which provides life, health, pension, annuity and related insurance products and services. Mr. Liddy joined GenAmerica Corporation as President and Chief Operating Officer in 1988 and was elected to his present position in 1995. Mr. Liddy is a member of the Auditing Committee of the Board. Director of the Company since 1997. Other directorships: Brown Group Inc.; Ralston Purina Company; certain subsidiaries of GenAmerica Corporation. Age: 64.

GORDON R. LOHMAN

Retired Chairman and Chief Executive Officer of AMSTED Industries Incorporated, Chicago, Illinois, a manufacturer of railroad, construction, and general industrial products. Mr. Lohman was elected President of AMSTED Industries in 1988 and became Chief Executive Officer in 1990 and Chairman in 1997. Mr. Lohman is a member of the Executive and Human Resources Committees of the Board of Directors. Director of the Company since 1997. Other directorships: Fortune Brands, Inc. Age: 65.

RICHARD A. LUMPKIN

Chairman, President and Chief Executive Officer of Illinois Consolidated Telephone Company, Mattoon, Illinois, Vice Chairman of McLeodUSA Inc. and Chairman of Illuminet Holdings, Inc. Mr. Lumpkin was elected Treasurer of Illinois Consolidated Telephone in 1968 and President in 1977, and was named to his present position in 1990. As the result of a September 1997 merger, he also serves as Vice Chairman of McLeodUSA. He is a member of the Auditing Committee of the Board. Director of the Company since 1997. Other directorships:
McLeodUSA; First Mid-Illinois Bancshares, Inc.; First Mid-Illinois Bank & Trust; Illuminet Holdings, Inc. Age: 65.

JOHN PETERS MacCARTHY

Retired Chairman and Chief Executive Officer of Boatmen's Trust Company, which conducted a general trust business. Prior to being elected to such position in 1988, he served as President and Chief Executive Officer of Centerre Bank, N.A. He is Chairman of the Human Resources and Nominating Committees of the Board and is a member of the Executive Committee. Director of the Company since 1997. Other directorships: Brown Shoe Company. Age: 66.

HANNE M. MERRIMAN

Principal in Hanne Merriman Associates, Washington, D.C., retail business consultants. Ms. Merriman is a member of the Contributions and Nominating Committees of the Board. Director of the Company since 1997. Other directorships: Ann Taylor Stores Corporation; US Airways Group, Inc.; State Farm Mutual Automobile Insurance Co.; The Rouse Company; T. Rowe Price Mutual Funds; Finlay Enterprises, Inc. Age: 58.

PAUL L. MILLER, JR.

President and Chief Executive Officer of P. L. Miller & Associates, a management consultant firm which specializes in strategic and financial planning for privately held companies and distressed businesses and in international business development. He is also a principal in a financial advisory firm for small to middle market companies. Mr. Miller has served as president of an international subsidiary of an investment banking firm, and for over 20 years was president of consumer product manufacturing and distribution firms. He is a member of the Auditing Committee of the Board. Director of the Company since 1997. Age: 57.

CHARLES W. MUELLER

Chairman, President and Chief Executive Officer of the Company and President and Chief Executive Officer of Union Electric and Ameren Services Company. Mr. Mueller began his career with Union Electric in 1961 as an engineer. He was named Treasurer in 1978, Vice President-Finance in 1983, Senior Vice President-Administrative Services in 1988; President in 1993 and Chief Executive Officer in 1994. Mr. Mueller was elected Chairman of Ameren and Ameren Services Company upon the Merger. He is a member of the Executive and Contributions Committees of the Board. Director of the Company since 1997. Mr. Mueller is Deputy Chairman of the Federal Reserve Bank of St. Louis. Other directorships:
Union Electric (since 1993); CIPS (since 1997); Angelica Corporation. Age: 61.

ROBERT H. QUENON

Retired Chairman of Peabody Holding Company, Inc., which is engaged in mining, marketing and transportation of coal. Mr. Quenon was elected President and Chief Executive Officer of Peabody Coal in 1978. From 1983 to 1990 he served as
President and Chief Executive Officer of Peabody Holding and was Chairman of that firm from 1990 until his retirement in August 1991. Mr. Quenon was Chairman of the Federal Reserve Bank of St. Louis from 1993 to 1995. He is a member of the Human Resources and Nominating Committees of the Board. Director of the

Company since 1997. Other directorships: Newmont Mining Corporation; Laclede Steel Company. Age: 71.

HARVEY SALIGMAN

Retired Managing Partner of Cynwyd Investments, a family real estate partnership. Mr. Saligman also served in various executive capacities in the consumer products industry for more than 25 years. He is Chairman of the Auditing Committee of the Board. Director of the Company since 1997. Age: 61.

JANET McAFEE WEAKLEY

President of Janet McAfee Inc., a residential real estate company which she founded in 1975. She is a member of the Auditing, Executive, and Nominating Committees and is Chairman of the Contributions Committee of the Board. Director of the Company since 1997. Other directorships: Barnes-Jewish Hospital. Age: 70.

JAMES W. WOGSLAND

Retired Vice Chairman of Caterpillar, Inc. Mr. Wogsland was elected Executive Vice President and director of Caterpillar in 1987. He served as Vice Chairman and director from 1990 until his retirement in 1995. Mr. Wogsland is a member of the Auditing Committee of the Board. Director of the Company since 1997. Age:
68.

     The fourteen nominees for director who receive the most votes will be elected.

     The Board of Directors knows of no reason why any nominee will not be able to serve as a director. If, at the time of the Annual Meeting, any nominee is unable or declines to serve, the proxies may be voted for a substitute nominee approved by the Board.

     During 1999, the Board of Directors met six times. Except for Mr. Liddy, all nominees attended at least 75% of the meetings of the Board and the Board Committees of which they were members, and aggregate attendance of the nominees as a group exceeded 90%.

     Age Policy - Directors who attain age 72 prior to the date of an annual meeting cannot be designated as a nominee for election at such meeting. In addition, the eligibility of former employees, except for one who has been elected Chief Executive Office of Ameren, Union Electric or CIPS, is limited to the date upon which they retire, resign or otherwise sever active employment with the respective company.

     Board Committees - The Board of Directors has standing Auditing, Contributions, Executive, Human Resources and Nominating Committees, the members of which are identified in the biographies above. The Auditing, Human Resources and Nominating Committees are comprised entirely of outside directors.

     The general functions of the Auditing Committee include: (1) reviewing, with management and the independent accountants, the adequacy of the Company's system of internal accounting controls; (2) reviewing the scope and results of the annual examination and other services performed by the independent accountants; (3) recommending to the Board the appointment of independent accountants and approving fees for the services they perform; and (4) reviewing the scope of audits and annual budget of the Company's internal audit department. The Auditing Committee held three meetings in 1999.

     The Contributions Committee makes policies and recommendations with respect to charitable and other contributions. The Contributions Committee held one meeting in 1999.

     The Executive Committee has such duties as may be delegated to it from time to time by the Board. The Executive Committee did not meet in 1999.

     The Human Resources Committee considers the qualifications of executive personnel and recommends changes therein, considers or recommends salary adjustments for certain employees and considers and acts on important policy matters affecting Company personnel. The Human Resources Committee held five meetings in 1999.

     The Nominating Committee considers and recommends for Board approval candidates for the Board of Directors, as recommended by management, other members of the Board, stockholders and other interested parties. The Nominating Committee held one meeting in 1999.

     Directors' Compensation - Directors who are employees of the Company do not receive compensation for their services as a director.

     Each director who is not an employee of the Company receives an annual retainer of $20,000, an annual award of 400 shares of the Company's Common Stock (increased from 300 shares effective January 1, 2000) and a fee of $1,000 for each Board meeting and each Board Committee meeting attended.

     An optional deferred compensation plan available to directors permits non-employee directors to defer all or part of their annual retainer and meeting fees. Deferred amounts, plus an interest factor, are used to provide payout distributions following completion of Board service and certain death benefits. Costs of the deferred compensation plan are expected to be recovered through the purchase of life insurance on the participants, with the Company being the owner and beneficiary of the insurance policies.

Item (2):  Stockholder Proposal Relating to Releases from the Callaway Plant

     Proponents of the stockholder proposal described below notified the Company of their intention to attend the 2000 Annual Meeting to present the proposal for consideration and action. The names and addresses of the proponents and the number of shares they hold will be furnished by the Secretary of the Company upon receipt of any oral or written request for such information.

WHEREAS: Nuclear power plants,  including  Callaway,  during routine  operation, release into the air and water radioactive wastes which we believe increase the risk of life-shortening illnesses, genetic mutations, and environmental damage;
Though the federal government's "permissible"  concentration levels govern these
     releases,   we  believe  "permissible"  does  not  mean  safe,  but  merely expedient;
AmerenUE extracts Missouri River water for Callaway's cooling systems,  and some of that water becomes radioactively contaminated;
Some wastewater streams  contaminated with  concentrations of radioactivity that exceed permissible federal release standards are placed in storage tanks until some of the shorter-lived isotopes can decay; some wastewater streams are re-filtered before being recycled (within the plant) or are released to the river; some wastewater streams are merely pumped into other waste processing tanks to be diluted with cleaner water before discharge to the river. Instruments monitoring the flow of wastewater batches after discharge are set only to detect gamma-emitting isotopes; some beta emitters (including tritium and noble gases) and alpha emitters can be released without detection. Unfiltered, accidental leaks and releases can also occur through the established liquid effluent pathways;
One contaminant - tritium, a radioactive isotope of hydrogen - accumulates in the cooling water as a fission and activation product;

Since no economically feasible technology exists to filter tritium from cooling water effluents, it is released in gaseous emissions to the atmosphere and in liquid releases into the Missouri River - 79 miles upstream from St. Louis County's drinking water intake;
The medical profession typically decontaminates a lab table for spills of even 90 trillionths (per four-inch square) of one curie of radioactivity. During Callaway's operation in 1998, the Company reported releasing 1,394.1 curies of tritium in 238 batches of filtered radioactive wastewater into the Missouri River. The company also reported releasing tritium to the atmosphere.
Tritium can be ingested or inhaled, potentially causing reproductive,  cellular, and genetic damage. Its half-life is 12.3 years;
Because tritium and the other radioactive isotopes routinely released from Callaway will continue emitting radiation particles and rays for at least ten half-lives, the impacts of the Callaway liquid wastes on the water, algae, fish and other creatures (including humans) living downwind can be persistent.

RESOLVED: shareholders request that Ameren describe, in its next annual report, its efforts to reduce the release of radioactive materials to the air and water during Callaway's routine operation.

SUPPORTING STATEMENT

Radioactive releases occur during Callaway's routine operation. We believe that the impact of these planned radiation releases, no matter how small, is cumulative, irreversible, and potentially dangerous. In addition, the threat of disastrous accidental releases remains. Ameren should take responsibility for a more complete accounting of all radiation releases, so that the Company and its shareholders can more accurately assess the plant's impact on the biosphere.


YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM (2).

     On-going measurements at Callaway consistently show that plant effluent releases are less than one percent of the levels allowed by current regulations. This low level of effluent releases clearly demonstrates the Company's successful commitment to reduce the level of radioactive material released from the Callaway Plant. Because effluent releases at Callaway are already a small fraction of allowable standards, additional reporting or expenditures by the Company would have minimal impact, and the Board therefore recommends a vote AGAINST ITEM (2).

      Passage of the proposal requires the affirmative vote of a majority of the votes cast.

Item (3):  Stockholder Proposal Relating to Cumulative Voting

     The proponent of the stockholder proposal described below notified the Company of its intention to attend the 2000 Annual Meeting to present the proposal for consideration and action. The name and address of the proponent and the number of shares it holds will be furnished by the Secretary of the Company upon receipt of any oral or written request for such information.

     BE IT RESOLVED: That the stockholders of Ameren Corp. ("Company"), assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the steps necessary to provide for Cumulative Voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns, multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more candidates as he or she may see fit.

SUPPORTING STATEMENT

     Cumulative voting is one of the few ways stockholders can attempt to elect members who they believe represent their views.

     Cumulative voting maximizes a stockholder's voting power by allowing him or her to concentrate votes for a single nominee or combination of nominees. For example, Ameren Corp. has a De-classified Board, which means that all fourteen directors are stand for election at the same time. Without Cumulative Voting, the owners of 14.3% of the company's stock do not have a realistic chance of electing a director. They would only be able to cast their 14.3% for each nominee. However, with Cumulative Voting, those same owners would have a realistic chance to elect a nominee by lumping all of their votes for that nominee.

     Even if dissident stockholders do not have enough votes to elect nominees, cumulative voting ensures that management and the Board will consider their views.

We urge you to vote FOR this proposal.


YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM (3).

     The Board believes that the adoption of cumulative voting would reduce the effectiveness of Ameren's Board of Directors and would be detrimental to the best interest of the Company and its shareholders. The Company's directors have always been chosen for their accomplishment, commitment, integrity and diversity of background and experience and share the common objective of advancing the best interests of all shareholders, not a special interest or a particular constituency.

     Cumulative voting has the appearance of fairness, but in reality would benefit special interest groups. Cumulative voting could permit a shareholder or group of shareholders owning substantially less than a majority of a company's stock to elect a director to advance a group's narrow interests. This could alter the proper balance, diversity and independence of the Board, would introduce the likelihood of factionalism and discord within the Board, and may undermine its ability to work effectively on behalf of the interests of all of the shareholders.

     Factionalism and discord within the Board would inhibit its discussions and decision-making, shifting the Board's attention away from the Company's strategic plans to the director's single interest agenda. The proponent has given no reason, and the Board of Directors knows of none, why the present method of voting should not continue to work as successfully in the future as it has in the past. Accordingly, the Board recommends a vote AGAINST ITEM (3).

     Passage of the proposal requires the affirmative vote of a majority of the votes cast.

Item (4):  Other Matters

     The Board of Directors does not know of any matter, other than the election of directors and the proposals set forth above, which may be presented to the meeting.

                               SECURITY OWNERSHIP

     Based on an Amendment to Schedule 13G filed with the Securities and Exchange Commission on February 10, 2000, Capital Research and Management
Company, 333 South Hope Street, Los Angeles, California 90071, had sole dispositive power over 11,382,800 shares of the Company's Common Stock and no voting power with respect to any such shares. Pursuant to Rule 13d-4, such Company disclaimed beneficial ownership of the reported shares. The reported shares represent approximately 8.3% of the outstanding Common Stock of the Company.

                        SECURITY OWNERSHIP OF MANAGEMENT



                                                        Shares of Common Stock
                                                             of the Company
                                                        Beneficially Owned<F1><F2>
            Name                                         as of February 1, 2000
            ----                                        ------------------------
       Paul A. Agathen                                          15,043
       Donald E. Brandt                                         14,580
       William E. Cornelius                                     11,688
       Clifford L. Greenwalt                                    15,906
       Thomas A. Hays                                            9,738
       Richard A. Liddy                                          3,136
       Gordon R. Lohman                                          1,269
       Richard A. Lumpkin                                        3,270
       John Peters MacCarthy                                     9,638
       Hanne M. Merriman                                         3,165
       Paul L. Miller, Jr.                                       2,775
       Charles W. Mueller                                       45,054
       Robert H. Quenon                                          3,682
       Gary L. Rainwater                                         4,416
       Garry L. Randolph                                         7,346
       Harvey Saligman                                           3,638
       Janet McAfee Weakley                                      4,282
       James W. Wogsland                                         2,093

       All Directors and executive officers as a group         264,453


     <F1> Includes shares held jointly.  Also includes shares issuable within 60 days upon the exercise of stock options as follows: Mr. Agathen, 10,575; Mr. Brandt, 13,200; Mr. Mueller, 36,175; and Mr. Randolph, 5,150. Reported shares include those for which a director, nominee for director or executive officer has voting or investment power because of joint or fiduciary ownership of the shares or a relationship with the record owner, most commonly a spouse, even if such nominee or executive officer does not claim beneficial ownership.

     <F2> Shares beneficially owned by all directors,  nominees for director and executive officers in the aggregate do not exceed one percent of any class of equity securities outstanding.



                             EXECUTIVE COMPENSATION

Ameren Corporation Human Resources Committee Report on Executive Compensation

     Ameren Corporation and its subsidiaries' (collectively referred to as "Ameren") goal for executive compensation is to approximate the median of the range of compensation paid by similar companies. Accordingly, the Human Resources Committee of the Board of Directors of Ameren

Corporation, which is comprised entirely of non-employee directors, makes annual reviews of the compensation paid to the executive officers of Ameren. The Committee's compensation decisions with respect to the five highest paid officers of Ameren Corporation and its principal subsidiaries are subject to approval by such company's Board of Directors. Following the annual reviews, the Committee authorizes appropriate changes as determined by the three basic components of the executive compensation program, which are:

o        Base salary,

o        A performance-based short-term incentive plan, and

o        Long-term stock-based awards.

     First, in evaluating and setting base salaries for executive officers, including the Chief Executive Officers of Ameren Corporation and its subsidiaries, the Committee considers: individual responsibilities, including changes which may have occurred since the prior review; individual performance in fulfilling responsibilities, including the degree of competence and initiative exhibited; relative contribution to the results of operations; the impact of operating conditions; the effect of economic changes on salary structure; and comparisons with compensation paid by similar companies. Such considerations are subjective, and specific measures are not used in the review process.

     The  second   component  of  the  executive   compensation   program  is  a
performance-based Executive Incentive Compensation Plan established by the Ameren Corporation Board, which provides specific, direct relationships between corporate results and Plan compensation. For 1999, Ameren consolidated year-end earnings per share (EPS) target levels were set by the Human Resources Committee. If EPS reaches at least the minimum target level, the Committee authorizes incentive payments within prescribed ranges based on individual performance and degree of responsibility. If EPS fails to reach the minimum target level, no payments are made. Under the Plan, it is expected that payments to the Chief Executive Officers of Ameren Corporation and its subsidiaries will range from 0-37% of base salary. For 1999, actual payments ranged from 28.5% to 35.5% of base salary.

     The third component of the 1999 executive compensation program is the Long-Term Incentive Plan of 1998, which also ties compensation to performance. The Plan was approved by Ameren Corporation shareholders at its 1998 Annual
Meeting and provides for the grant of options, performance awards, stock appreciation rights and other awards. The Human Resources Committee determines who participates in the Plan and the number and types of awards to be made. It also sets the terms, conditions, performance requirements and limitations applicable to each award under the Plan. Awards under the 1998 Plan have been at levels that approximate the median of the range of awards granted by similar companies.

     In determining the reported 1999 compensation of the Chief Executive Officers, as well as compensation for the other executive officers, the Human Resources Committee considered and applied the factors discussed above. Further, the reported compensation reflects an above-average level of achievement in attaining 1999 EPS. Authorized compensation for the Company's executive officers fell within the ranges of those paid by similar companies.


                                      /s/ John Peters MacCarthy, Chairman
                                      /s/ Thomas A. Hays
                                      /s/ Gordon R. Lohman
                                      /s/ Robert H. Quenon


Compensation Tables

     The following tables contain compensation information, for the periods indicated, for (a) the Chairman, President and Chief Executive Officer of the Company and (b) the four other most highly compensated executive officers of the Company who were serving as executive officers at the end of 1999.

                           SUMMARY COMPENSATION TABLE


                                                         Long-Term
                                      Annual            Compensation
          Name and                 Compensation          Securities   All Other
                                   ------------          Underlying   Compen-
  Principal Position<F1> Year    Salary($)   Bonus($)    Options(#)   sation($)
  ---------------------  ----    ---------   --------    ----------   ---------

C. W. Mueller,           1999     580,000    206,000       75,300      45,850 <F2>
Chairman of Ameren;      1998     550,000    198,000       63,800      53,751
President and            1997     500,000    155,000       23,000      45,723
Chief Executive Officer,
Ameren, Union Electric
and Ameren Services
Company

G. L. Rainwater          1999     342,000     97,500       27,900       4,825 <F2>
President and Chief      1998     325,000     93,000       25,800          66
Executive Officer, CIPS  1997     246,000        -            -           134

D. E. Brandt             1999     292,000     78,800       27,900      35,781 <F2>
Senior Vice President,   1998     274,000     79,000       25,800      31,947
Ameren, Union Electric   1997     254,000     64,000        7,800      27,580
and Ameren Services
Company

P. A. Agathen            1999     242,000     65,300       27,900      22,435 <F2>
Senior Vice              1998     230,000     63,000       25,800      19,644
President, Ameren        1997     215,000     51,000        7,800      18,045
Services Company

G. L. Randolph           1999     236,000     47,800       10,700       6,833 <F2>
Vice President,          1998     220,000     47,000        9,700       6,294
Union Electric           1997     192,000     38,000        3,400       5,953



<F1> Includes   compensation   received   as  an   officer  of  Ameren  and  its
     subsidiaries.
<F2> Amounts  include  (a)  matching  contributions  to the 401(k)  plan and (b)
     above-market earnings on deferred compensation, as follows:

                                       (a)           (b)

                  C. W. Mueller      $4,800        $41,050
                  G. L. Rainwater     3,952            873
                  D. E. Brandt        5,313         30,468
                  P. A. Agathen       4,605         17,830
                  G. L. Randolph      5,706          1,127



                              OPTION GRANTS IN 1999



                    Number of      % of Total                          Grant
                      Shares         Options                            Date
                    Underlying     Granted to   Exercise               Present
                     Options        Employees    Price     Expiration  Value<F2>
         Name       Granted<F1>      in 1999     ($/Sh)      Date        ($)
         ----       ----------       -------     ------      ----        ---

C. W. Mueller         75,300          9.8        36.625     2/12/09    354,663
G. L. Rainwater       27,900          3.63       36.625     2/12/09    131,409
D. E. Brandt          27,900          3.63       36.625     2/12/09    131,409
P. A. Agathen         27,900          3.63       36.625     2/12/09    131,409
G. L. Randolph        10,700          1.39       36.625     2/12/09     50,397


<F1> Options vest 25%  annually  beginning  February  12, 2001.  Options are not transferable.

<F2> The Grant Date Present  Values were  determined  using the binomial  option pricing model, a derivative of the Black-Scholes option pricing model. Assumptions used for the model are as follows: an option term of ten years, stock volatility of 18.80%, a dividend yield of 6.51%, risk-free interest rate of 5.44%, and a vesting restrictions discount rate of 3% per year over the five-year vesting period. The Grant Date Present Value calculation is presented in accordance with SEC proxy requirements, and the Company has no way to determine whether the pricing model can properly determine the value of an option. There is no assurance that the value, if any, that may be realized by the optionee unless the stock price increases from the exercise price, in which case shareholders would benefit commensurately.



                       AGGREGATED OPTION EXERCISES IN 1999
                               AND YEAR-END VALUES


                                                                           Value of
               Shares                        Unexercised                 In-the-Money
              Acquired       Value             Options                      Options
                 on        Realized         at Year End(#)               at Year End($)
     Name     Exercise        $         Exercisable Unexercisable   Exercisable Unexercisable
     ----     --------  -------------   ----------- -------------   ----------- -------------

C. W. Mueller     -           -            25,925      169,715           -           -

G. L. Rainwater   -           -               -         53,700           -           -

D. E. Brandt      -           -            9,550        64,350           -           -

P. A. Agathen     -           -            6,925        63,475           -           -

G. L. Randolph    -           -            3,675        24,725           -           -


Ameren Retirement Plan

     Most salaried employees of Ameren and its subsidiaries earn benefits under the Ameren Retirement Plan immediately upon employment. Benefits generally become vested after five years of service. On an annual basis a bookkeeping account in a participant's name is credited with an amount equal to a percentage of the participant's pensionable earnings for the year. Pensionable earnings equals base pay, overtime and annual bonuses, which are equivalent to amounts shown as "Annual Compensation" in the Summary Compensation Table. The applicable percentage is based on the participant's age as of December 31 of that year. If the participant was an employee prior to July 1, 1998, an additional transition credit percentage is credited to the participant's account through 2007 (or an earlier date if the participant had less than 10 years of service on December 31, 1998.


Participant's Age     Regular Credit for     Transition Credit
on December 31     Pensionable Earnings<F1> Pensionable Earnings    Total Credits
--------------     ---------------------   --------------------    -------------
Less than 30                3%                       1%                   4%

30 to 34                    4%                       1%                   5%

35 to 39                    4%                       2%                   6%

40 to 44                    5%                       3%                   8%

45 to 49                    6%                      4.5%                 10.5%

50 to 54                    7%                       4%                   11%

55 and over                 8%                       3%                   11%


<F1> An additional  regular  credit of 3% is received for  pensionable  earnings above the Social Security wage base.


     These accounts also receive interest credits based on the average yield for one-year U.S. Treasury Bonds for the previous October, plus 1%. In addition, certain annuity benefits earned by participants under prior plans as of December 31, 1997 were converted to additional credit balances under the Ameren Retirement Plan as of January 1, 1998. When a participant terminates employment, the amount credited to the participant's account is converted to an annuity or paid to the participant in a lump sum. The participant can also choose to defer distribution, in which case the account balance is credited with interest at the applicable rate until the future date of distribution. Benefits are not subject to any deduction for Social Security or other offset amounts.

     In certain cases pension benefits under the Retirement Plan are reduced to comply with maximum limitations imposed by the Internal Revenue Code. A
Supplemental Retirement Plan is maintained by Ameren to provide for a supplemental benefit equal to the difference between the benefit that would have been paid if such Code limitations were not in effect and the reduced benefit payable as a result of such Code limitations. The plan is unfunded and is not a qualified plan under the Internal Revenue Code.

     The following table shows the estimated annual retirement benefits, including supplemental benefits, which would be payable to each executive officer listed if he were to retire at age 65 at his 1999 base salary and annual bonus, and payments were made in the form of a single life annuity.



          Name             Year of 65th Birthday     Estimated Annual Benefit
          ----             ---------------------     ------------------------

      C. W. Mueller              2003                         $430,000

      G. L. Rainwater            2011                          203,000

      D. E. Brandt               2019                          273,000

      P. A. Agathen              2012                           99,000

      G. L. Randolph             2013                          192,000


Change of Control Severance Plan

     Under the Ameren Corporation Change of Control Severance Plan, designated officers of Ameren and its subsidiaries, including current officers of the Company named in the Summary Compensation Table, are entitled to receive severance benefits if their employment is terminated under certain circumstances within three years after a "change of control". A "change of control" occurs, in general, if (i) any individual, entity or group acquires 20% or more of the outstanding Common Stock of Ameren or of the combined voting power of the outstanding voting securities of Ameren; (ii) individuals who, as of the effective date of the Plan, constitute the Board of Directors of Ameren, or who have been approved by a majority of the Board, cease for any reason to constitute a majority of the Board; or (iii) Ameren enters into certain business combinations, unless certain requirements are met regarding continuing ownership of the outstanding Common Stock and voting securities of Ameren and the membership of its Board of Directors.

     Severance benefits are based upon a severance period of two or three years, depending on the officer's position. An officer entitled to severance will receive the following: (a) salary and unpaid vacation pay through the date of termination; (b) a pro rata bonus for the year of termination, and base salary and bonus for the severance period; (c) continued employee welfare benefits for the severance period; (d) a cash payment equal to the actuarial value of the additional benefits the officer would have received under Ameren's qualified and supplemental retirement plans if employed for the severance period; (e) up to $30,000 for the cost of outplacement services; and (f) reimbursement for any excise tax imposed on such benefits as excess payments under the Internal Revenue Code.

                                PERFORMANCE GRAPH


                         5 Year Cumulative Total Return
                 Ameren Corporaion <F1>, S&P 500, EEI Index<F2>
      Value of $100 invested 12/31/94, including reinvestment of dividends

               YEAR             AEE            S&P            EEI
               ----             ---            ---            ---

               1994           100.00         100.00         100.00
               1995           132.87         137.50         131.02
               1996           130.33         169.47         132.59
               1997           159.54         226.04         168.88
               1998           166.30         291.05         192.34
               1999           136.80         352.57         156.56


<F1> Information  shown for Ameren  Corporation  prior to 1/1/98  is based on an assumed aggrigate investment of $100 on 12/31/94 in the Common Stock of the companies whose Common Stock was exchanged for Ameren Common Stock in the Merger, consisting of $74 invested in Union Electric Common Stock and $26 invested in CIPSCO Incorporated Common Stock. Such amounts were determined based upon the percentages, of the total number of shares of Ameren Common Stock issued in the Merger, that were issued in exchange for Common Stock of Union Electric and CIPSCO Incorporated.

<F2> Edison Electric Institute Index of 100 investor-owned electric utilities.


                             INDEPENDENT ACCOUNTANTS

     The Company has not selected its independent accountants for 2000. This selection is expected to be made by the Board of Directors after the Auditing Committee of the Board of Directors, the members of which are identified under "Item (1): Election of Directors", has reviewed the prior year's audit report with representatives of the independent accountants for such year. After such review, the Auditing Committee will recommend to the Board of Directors for its approval the selection of independent accountants for the Company for 2000 and the fees to be paid for the regular annual audit.

     PricewaterhouseCoopers LLP served as the Company's independent accountants in 1999. Representatives of that firm are expected to be present at the annual meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

     PricewaterhouseCoopers LLP also served as independent accountants for the Company's subsidiaries, including Union Electric and CIPS, in 1999.


                              STOCKHOLDER PROPOSALS

     Any stockholder proposal intended for inclusion in the proxy material for the Company's 2001 Annual Meeting of Stockholders must be received by November 16, 2000.

     In addition, under the Company's By-Laws, stockholders who intend to submit a proposal in person at an Annual Meeting, or who intend to nominate a director at a Meeting, must provide advance written notice along with other prescribed information. In general, such notice must be received by the Secretary of the Company at the principal executive offices of the Company not later than 60 or earlier than 90 days prior to the Meeting. A copy of the By-Laws can be obtained by written request to the Secretary of the Company.


                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     A Form 4, Statement of Changes of Beneficial Ownership of Securities, filed by Paul A. Agathen, Senior Vice President of Ameren Services Company, pursuant to Section 16(a) of the Securities Exchange Act of 1934 relating to a single transaction, was not filed on a timely basis. The Company is not aware of any other reports on Form 3, Form 4 or Form 5 under such Act that were not filed on a timely basis.


                                  MISCELLANEOUS

     In addition to the use of the mails, proxies may be solicited by personal interview, or by telephone or other means, and banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of stock of the Company. Proxies may be solicited by officers, directors and key employees of the Company on a voluntary basis without compensation. The Company will bear the cost of soliciting proxies on its behalf.


                                  _____________

A COPY OF THE COMPANY'S MOST RECENT ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K WILL BE FURNISHED, WITHOUT CHARGE, TO STOCKHOLDERS OF THE COMPANY UPON WRITTEN REQUEST TO STEVEN R. SULLIVAN, SECRETARY, P.O. BOX 66149, ST. LOUIS, MISSOURI 63166-6149.

FOR UP-TO-DATE INFORMATION ABOUT THE COMPANY, PLEASE VISIT THE COMPANY'S HOME PAGE ON THE INTERNET - http://www.ameren.com

AMEREN CORPORATION
P. O. BOX 66149, ST. LOUIS, MISSOURI 63166-6149                            PROXY




         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 25, 2000


The undersigned hereby appoints CHARLES W. MUELLER and STEVEN R. SULLIVAN, and either of them, each with the power of substitution, as proxy for the undersigned, to vote all the shares of capital stock of AMEREN CORPORATION represented hereby at the Annual Meeting of Stockholders to be held at Powell Symphony Hall, 718 North Grand Boulevard, St. Louis, Missouri, on April 25, 2000 at 9:00 A.M., and at any adjournment thereof, upon all matters that may be submitted to a vote of stockholders including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this proxy form and in their discretion on any other matter that may be submitted to a vote of stockholders.

     NOMINEES FOR DIRECTOR -  WILLIAM E. CORNELUS, CLIFFORD L. GREENWALT, THOMAS
                              A. HAYS, RICHARD A LIDDY, GORDON R. LOHMAN,
                              RICHARD A. LUMPKIN, JOHN PETERS MacCARTHY, HANNE
                              M. MERRIMAN, PAUL L. MILLER, JR., CHARLES W.
                              MUELLER, ROBERT H. QUENON, HARVEY SALIGMAN,
                              JANET MCAFEE WEAKLEY AND JAMES W. WOGSLAND


PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE hereof and return this proxy form promptly in the enclosed envelope. If you attend the meeting and wish to change your vote, you may do so automatically by casting your ballot at the meeting.

                          SEE REVERSE SIDE

                   - - THANK YOU FOR YOUR PROMPT ATTENTION - -

                              FOLD AND DETACH HERE



/ x /      Please mark votes                   This proxy will be voted as specified below.  If no direction is made, this
           as in this example.                 proxy will be voted FOR all nominees listed on the reverse side and as recommended by the Board on the other items listed below.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR ITEM 1.                THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 2 AND 3.
----------------------------------------------------                ---------------------------------------------------------------
            FOR all nominees    WITHHOLD AUTHORITY
            (except as listed   all nominees
             below)
                                                                 FOR    AGAINST  ABSTAIN                     FOR    AGAINST  ABSTAIN
ITEM 1            /     /          /     /          ITEM 2      /   /    /   /    /   /   ITEM 3            /   /    /   /    /   /
ELECTION OF                                         REPORT ON                             CUMULATIVE
DIRECTORS                                           CALLAWAY                              VOTING
                                                    PLANT RELEASES

FOR ALL EXCEPT:__________________________________                                             ATTENDANCE CARD REQUESTED     /    /

                                                  [AMEREN LOGO]

                                                                                                                          SEE
                                                                                DATED__________________________2000       REVERSE
                                                                                                                          SIDE


                                                                       -------------------------------------------------------
                                                                       SIGNATURE - Please sign exactly as name appears hereon.


                                                                       -------------------------------------------------------
                                                                       CAPACITY (OR SIGNATURE IF HELD JOINTLY)

                                                                       Shares registered in the name of a Custodian or Guardian
                                                                       must be signed by such.  Executors, administrators,
                                                                       trustees, etc. should so indicate when signing.

